                                                                    Exhibit 99.1



Contact:          Thomas W. Zaucha, Chairman and CEO
                  Northstar Health Services, Inc.
                  (724) 465-3200

                                                    FOR IMMEDIATE RELEASE

                  NORTHSTAR HEALTH ANNOUNCES RESIGNATION OF CFO

INDIANA, PA - MAY 27, 1999 -- Northstar Health Services, Inc. (OTCBB:NSTR), announced today the resignation of Lisa S. Guarino, CPA, the Company's Executive Vice-President, Chief Financial Officer, and Treasurer, effective June 4, 1999. Ms. Guarino has agreed to continue to assist the Company as a financial advisor, on an as needed basis, with issues related to the Finance Department and other matters.

Ms. Guarino, who is leaving to pursue her own consulting and financial services business, stated, "My experience at Northstar has been professionally challenging and rewarding, and I am appreciative of the opportunities that I have had. The knowledge that I have gained over the years is invaluable, and I am sure it will serve me well in my future endeavors. I look forward to continuing my relationship with Northstar in a new capacity."

The Company is presently searching for a replacement. According to Thomas W. Zaucha, Chairman and CEO of Northstar Health Services, Inc., "It is with deep regret that I have accepted Lisa's resignation as CFO, as she has been a valued member of the management team at Northstar. However, I am pleased that she has agreed to continue her association with the Company, and that we will have access to her knowledge and expertise as needed."

Northstar Health Services, Inc., is a leading provider of physical rehabilitation and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitations, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, defaults in borrowing arrangements, outcome of debt restructuring negotiations, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.

                                      ####